Exhibit 99.1

Contact:
Alexander G. Babey, President and Chief Executive Officer
Robert W. DeRossett, Chief Financial Officer
Mid-Southern Bancorp, Inc.
812-883-2639

MID-SOUTHERN BANCORP, INC.
REPORTS RESULTS OF OPERATIONS FOR THE SECOND QUARTER OF 2020

Salem, Indiana—July 20, 2020.  Mid-Southern Bancorp, Inc. (the “Company”) (NASDAQ: MSVB), the holding company for Mid-Southern Savings Bank, FSB (the “Bank”), reported net income for the second quarter ended June 30, 2020 of $342,000 or $0.10 per diluted share compared to $297,000 or $0.09 per diluted share for the same period in 2019. For the six months ended June 30, 2020, the Company reported net income of $727,000 or $0.22 per diluted share compared to $659,000 or $0.20 per diluted share for the same period in 2019.

In light of the recent events surrounding the COVID-19 pandemic, the Company is continually assessing the effects of the pandemic to its employees, customers and communities. In March 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted. The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation, and the Company has been introducing support to its customers through the SBA Paycheck Protection Program (“PPP”), loan modifications and deferrals and fee waivers for early withdrawal of certificates of deposit due to hardship. As of June 30, 2020, we have funded 23 PPP loans totaling $397,000. We are continuing to accept applications under this program, and as of June 30, 2020, we had pending requests for five additional PPP loans totaling $66,000. In addition, as of June 30, 2020, the Bank had modified 87 loans totaling $17.6 million and had no pending requests for additional payment relief.

While the ultimate impact of the crisis is difficult to predict, management believes the Company is well-capitalized and has the financial stability to continue to responsibly serve its customers and communities during this unprecedented time.

Income Statement Review

Net interest income after provision for loan losses decreased $214,000, or 12.2%, for the quarter ended June 30, 2020 to $1.5 million as compared to $1.8 million for the quarter ended June 30, 2019. Total interest income decreased $155,000, or 7.9%, when comparing the two periods, due to a decrease in the yield earned on interest-earning assets partially offset by an increase in the average balance of interest-earning assets. The average tax equivalent yield on interest-earning assets decreased to 3.67% for the quarter ended June 30, 2020 from 4.26% for the quarter ended June 30, 2019, primarily due to a decrease in market interest rates, primarily from recent decreases in the targeted federal funds rate in response to the COVID-19 pandemic. The average balance of interest-earning assets increased to $205.0 million for the quarter ended June 30, 2020 from $189.0 million for the quarter ended June 30, 2019, primarily due to increases in cash and cash equivalents and investment securities, partially offset by a decrease in loans receivable. Total interest expense increased $44,000, or 21.5%, when comparing the two periods due to increases in both the average balance and cost of interest-bearing liabilities. The average cost of interest-bearing liabilities increased to 0.70% for the quarter ended June 30, 2020 from 0.63% for the same period in 2019. The average balance of interest-bearing liabilities increased to $142.0 million for the quarter ended June 30, 2020 from $130.4 million for the same period in 2019. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased to 2.97% from 3.63% and the net interest margin decreased to 3.19% from 3.83% for the quarters ended June 30, 2020 and 2019, respectively.

Net interest income after provision for loan losses decreased $400,000, or 11.2%, for the six months ended June 30, 2020 to $3.2 million as compared to $3.6 million for the six-month period ended June 30, 2019. Total interest income decreased $207,000, or 5.2%, when comparing the two periods, due to a decrease in the yield earned on interest-bearing assets partially offset by an increase in the average balance of interest-earning assets. The average tax equivalent yield on interest-earning assets decreased to 3.83% for the six months ended June 30, 2020 from 4.24% for the six months ended June 30, 2019, primarily due to a decrease in market interest rates. The average balance of interest-earning assets increased to $202.7 million for the six months ended June 30, 2020 from $190.6 million for the six-month period ended June 30, 2019, primarily due to increases in cash and cash equivalents and investment securities, partially offset by a decrease in loans receivable. Total interest expense increased $121,000, or 30.9%, when comparing the two periods due to an increase in both the average balance and cost of interest-bearing liabilities. The average cost of interest-bearing liabilities increased to 0.73% for the six months ended June 30, 2020 from 0.60% for the same period in 2019. The average balance of interest-bearing liabilities increased to $140.5 million for the six months ended June 30, 2020 from $130.8 million for the same period in 2019. As a result of the changes in interest-

Mid-Southern Bancorp, Inc.
July 20, 2020

earning assets and interest-bearing liabilities, the interest rate spread decreased to 3.10% from 3.64% and the net interest margin decreased to 3.32% from 3.83% for the six-month periods ended June 30, 2020 and 2019, respectively.

Noninterest income increased $60,000, or 26.9%, for the quarter ended June 30, 2020 as compared to the same period in 2019, primarily due to an increase of $97,000 in net gain on sales of securities available for sale and a $13,000 increase in ATM and debit card fee income, partially offset by a $58,000 decrease in deposit account service charges.

Noninterest income increased $39,000, or 9.4%, for the six months ended June 30, 2020 as compared to the same period in 2019, primarily due to an increase of $97,000 in net gain on sales of securities available for sale and a $15,000 increase in ATM and debit card fee income, partially offset by an $85,000 decrease in deposit account service charges.

Noninterest expense decreased $192,000, or 11.7%, for the quarter ended June 30, 2020 as compared to the same period in 2019. This decrease was primarily due to decreases in data processing expenses of $208,000 and other expenses of $18,000, partially offset by an increase of $30,000 in directors’ compensation expense. Data processing expenses decreased primarily due to contract termination expenses recognized in the second quarter of last year related to the Bank’s core processing system conversion which was completed in the fourth quarter of 2019. The increase in directors’ compensation expense is primarily due to the recognition of $30,000 of stock compensation expense recognized for the quarter ended June 30, 2020, as compared to no stock compensation expense recognized for the same period in 2019.

Noninterest expense decreased $406,000, or 12.7%, for the six months ended June 30, 2020 as compared to the same period in 2019. This decrease was primarily due to decreases in data processing expenses of $394,000 and other expenses of $56,000, partially offset by an increase of $60,000 in directors’ compensation expense. Data processing expenses decreased primarily due to contract termination expenses recognized during the first six months of 2019 related to the Bank’s core processing system conversion which was completed in the fourth quarter of 2019. The increase in directors’ compensation expense is primarily due to the recognition of $60,000 of stock compensation expense recognized for the six months ended June 30, 2020, as compared to no stock compensation expense recognized for the same period in 2019.

Income tax expense decreased $7,000 for the quarter ended June 30, 2020 as compared to the same period in 2019 resulting primarily from a reduction in our effective tax rate to 8.8% for 2020 compared to 11.9% for 2019. The decrease in the effective tax rate is primarily due to increased tax-exempt investment income proportionate to pre-tax income.

Income tax expense decreased $23,000 for the six months ended June 30, 2020 as compared to the same period in 2019 resulting from a reduction in our effective tax rate to 10.5% for 2020 compared to 14.1% for 2019. The decrease in the effective tax rate is primarily due to increased tax-exempt investment income proportionate to pre-tax income.

Balance Sheet Review

Total assets as of June 30, 2020 were $217.5 million compared to $208.4 million at December 31, 2019. Cash and cash equivalents and investment securities increased $3.7 million and $9.1 million, respectively, partially offset by a $3.8 million decrease in net loans receivable. Investment securities increased primarily due to the purchase of $16.3 million of available for sale securities and a $1.7 million increase in the unrealized gain on available for sale securities which were partially offset by the $4.5 million sale of available for sale securities and scheduled principal payments of mortgage-backed securities. The decrease in net loans was primarily due to a decrease of $2.9 million in one-to-four family residential loans and a decrease of $800,000 in multi-family residential loans. Total liabilities, comprised mostly of deposits, increased $9.0 million during the six months ended June 30, 2020. The increase was primarily due to increases of $2.9 million and $5.6 million in noninterest-bearing deposits and interest-bearing deposits, respectively.

Credit Quality

Non-performing loans increased to $1.5 million at June 30, 2020 compared to $1.2 million at December 31, 2019, or 1.2% and 0.9% of total loans, respectively. At June 30, 2020, $1.1 million or 72.3% of nonperforming loans were current on their loan payments. At June 30, 2020 non-performing troubled debt restructured loans totaled $1.4 million. There was no foreclosed real estate owned at either June 30, 2020 or December 31, 2019.

Based on management’s analysis of the allowance for loan losses, the Company recorded a $15,000 provision for loan losses for the quarter ended June 30, 2020, compared to no provision for loan losses for the same period in 2019. The provision for

Mid-Southern Bancorp, Inc.
July 20, 2020

the current quarter reflects expected credit losses based upon the conditions that existed as of June 30, 2020. The Company recognized net recoveries of $1,000 for the quarter ended June 30, 2020 compared to net charge offs of $26,000 for the same period in 2019.

For the six months ended June 30, 2020, the Company recorded a $72,000 provision for loan losses compared to no provision for loan losses for the same period in 2019. The Company recognized net charge-offs of $14,000 for the six months ended June 30, 2020 compared to net charge-offs of $16,000 for the six months ended June 30, 2019. The allowance for loan losses totaled $1.6 million, representing 1.3% of total loans at June 31, 2020, compared to $1.5 million and 1.2%, respectively at December 31, 2019. The allowance for loan losses represented 105.3% of non-performing loans at June 30, 2020, compared to 126.7% at December 31, 2019.

Capital

On May 23, 2018, the President signed into law the Economic Growth, Regulatory Relief, and Consumer Protection Act passed by Congress (the “Act”). The Act contains a number of provisions extending regulatory relief to banks and savings institutions and their holding companies. Effective January 1, 2020, a bank or savings institution that elects to use the Community Bank Leverage Ratio (“CBLR”) will generally be considered well-capitalized and to have met the risk-based and leverage capital requirements of the capital regulations if it has a leverage ratio greater than 9.0%. To be eligible to elect to use the CBLR, the bank or institution also must have total consolidated assets of less than $10 billion, off-balance sheet exposures of 25% or less of its total consolidated assets, and trading assets and trading liabilities of 5.0% or less of its total consolidated assets, all as of the end of the most recent quarter. The Bank elected to use the CBLR effective January 1, 2020.

At June 30, 2020, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines with a CBLR of 17.9%.

The Company’s shareholders’ equity increased to $50.9 million at June 30, 2020, from $50.8 million at December 31, 2019. The increase was primarily due to an increase in accumulated other comprehensive income, net of tax, of $1.3 million primarily due to increases in the fair market value of available-for-sale investments and net income of $727,000 partially offset by the repurchase of 155,530 shares of our common stock at a total cost of $1.9 million or $12.08 per share. At June 30, 2020 a total of 155,330 shares remain available for future purchases under the current stock repurchase plan.

About Mid-Southern Bancorp, Inc.

Mid-Southern Savings Bank, FSB is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky. The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and a loan production office located in New Albany, Indiana.

Mid-Southern Bancorp, Inc.
July 20, 2020

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the conversion and offering. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; general economic conditions or conditions within the securities markets; and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which the Company and the Bank are engaged; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that are available on our website at mid-southern.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

Mid-Southern Bancorp, Inc.
July 20, 2020

MID-SOUTHERN BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
(Dollars in thousands, except per share information)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
OPERATING DATA	2020	2019	2020	2019

Total interest income	$1,811	$1,966	$3,744	$3,951
Total interest expense	249	205	512	391
Net interest income	1,562	1,761	3,232	3,560
Provision for loan losses	15	-	72	-
Net interest income after provision for loan losses	1,547	1,761	3,160	3,560
Total non-interest income	283	223	455	416
Total non-interest expense	1,455	1,647	2,803	3,209
Income before income taxes	375	337	812	767
Income tax expense	33	40	85	108
Net income	$342	$297	$727	$659

Net income per share attributable to common shareholders:
Basic	$0.10	$0.09	$0.22	$0.20
Diluted	$0.10	$0.09	$0.22	$0.20

Weighted average common shares outstanding:
Basic	3,262,240	3,368,990	3,303,847	3,367,693
Diluted	3,263,578	3,370,445	3,305,065	3,369,158

			June 30,	December 31,
BALANCE SHEET INFORMATION			2020	2019

Cash and cash equivalents			$22,541	$18,817
Investment securities			67,584	58,459
Loans, net			119,480	123,272
Interest-earning assets			210,661	201,247
Total assets			217,499	208,436
Deposits			155,472	146,969
Borrowings			10,000	10,000
Stockholders' equity			50,941	50,813
Book value per share (1)			14.97	14.28
Tangible book value per share (2)			14.97	14.28
Non-performing assets:
Nonaccrual loans			1,477	1,182
Accruing loans past due 90 days or more			-	-
Foreclosed real estate			-	-
Troubled debt restructurings on accrual status			1,119	1,305

Mid-Southern Bancorp, Inc.
July 20, 2020

OTHER FINANCIAL DATA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Performance ratios:	2020	2019	2020	2019

Cash dividends per share	$ 0.02	$ 0.02	$ 0.04	$ 0.04
Return on average assets (annualized)	0.64%	0.60%	0.69%	0.67%
Return on average stockholders' equity (annualized)	2.71%	2.35%	2.86%	2.65%
Net interest margin	3.19%	3.83%	3.32%	3.83%
Interest rate spread	2.97%	3.63%	3.10%	3.64%
Efficiency ratio	78.9%	83.0%	76.0%	80.7%
Average interest-earning assets to average interest-bearing liabilities	144.3%	145.0%	144.3%	145.8%
Average stockholders' equity to average assets	23.6%	25.5%	24.1%	25.2%
Stockholders' equity to total assets at end of period			23.4%	24.5%

			June 30,	December 31,
Capital ratios: (3)			2020	2019

Community Bank Leverage Ratio			17.9%	N/A
Total risk-based capital (to risk-weighted assets)			N/A	33.4%
Tier 1 core capital (to risk-weighted assets)			N/A	32.2%
Common equity Tier 1 (to risk-weighted assets)			N/A	32.2%
Tier 1 leverage (to average adjusted total assets)			N/A	17.9%

			June 30,	December 31,
Asset quality ratios:			2020	2019

Allowance for loan losses as a percent of total loans			1.3%	1.2%
Allowance for loan losses as percent of non-performing loans			105.3%	126.7%
Net charge-offs to average outstanding loans during the period			0.0%	0.0%
Non-performing loans as a percent of total loans			1.2%	0.9%
Non-performing assets as a percent of total assets			0.7%	0.6%

(1) -We calculate book value per share as total stockholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.

(2) - Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total stockholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.

(3) - Effective January 1, 2020, the Bank elected to use the CBLR, as provided by the Act.  The Act contains a number of provisions extending regulatory relief to banks and savings institutions and their holding companies.  A bank or savings institution that elects to use the CBLR will generally be considered well-capitalized and to have met the risk-based and leverage capital requirements of the capital regulations if it has a leverage ratio greater than 9.0%.  As a result of this election as of January 1, 2020, a comparative ratio to December 31, 2019 is not available.